                                  EXHIBIT 10.6


                              SUBLICENSE AGREEMENT


      This Sublicense Agreement ("Agreement"), effective as of October 13, 2000 (the "Effective Date") is entered into by and between AOI Pharmaceuticals Inc., a subsidiary of Access Oncology, Inc., a corporation having an office at 730 Fifth Avenue, Ninth Floor, New York, NY 10019 ("AOI") and Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.), a Delaware corporation having an office at 369 Lexington Avenue, Tenth Floor, New York, New York 10017 ("Procept").

      WHEREAS, Procept is party to a License Agreement with The Penn State Research Foundation ("Penn") dated March __, 1998 (the "Penn License Agreement"), a copy of which is attached hereto as Exhibit A, under which Procept is granted an exclusive worldwide license to certain Patent Rights (as defined therein) and Know-how (as defined therein) which are co-owned by Penn, the National Institutes of Health, Case Western Reserve University and the University of Chicago;

      WHEREAS, Procept desires to sublicense to AOI, and AOI desires to obtain a sublicense from Procept, of such Patent Rights and Know-how in order to commercialize O6-Benzyl guanine ("O6BG") and related technologies for the treatment of cancer.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

      For purposes of this Agreement, the following terms shall have the following meanings. Any capitalized term used in this Agreement that is not defined herein shall have the meaning set forth in the Penn License Agreement.

      1.1 "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

      1.2 "CRADA" means that certain Cooperative Research and Development Agreement between the Public Health Service ("PHS") and Procept dated August 7, 1998, a copy of which is attached hereto as Exhibit B.

      1.3 "IND" means an Investigational New Drug application for a Licensed Product submitted to the FDA or a comparable application submitted to another Regulatory Agency.

      1.4 "NDA" means a New Drug Application for a Licensed Product submitted to the FDA or a comparable application submitted to another Regulatory Agency.

      1.5 "Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of AOI or any of its Affiliates or sub-sublicensees to end-user customers, and from leasing, renting or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) sales commissions; and (g) packaging and freight charges.

      1.6 "Phase III Clinical Trial" means any investigational use of a Licensed Product in humans that triggers a payment by Procept to Penn under Section 4.8.3 of the Penn License Agreement.

      1.7 "Regulatory Agency" means the United States Food and Drug Administration ("FDA") or any successor agency with responsibilities comparable to those of the FDA or any comparable agency in a country outside the United States.

      1.8 "Sublicense Revenue" means any payments that AOI receives from a sub-sublicensee in consideration of the sub-sublicense of the rights granted AOI under Section 2.1 including, without limitation, milestone payments, sublicensing fees or other lump sum payments, but excluding (a) royalties on Net Sales by the sub-sublicensee, (b) payments made in consideration for the issuance of equity or debt securities of AOI at fair market value, and (c) payments specifically committed to the development of Licensed Products or Licensed Services.

2. Sublicense Grant.

      2.1 Sublicense to AOI. Subject to the terms of the Penn License Agreement and this Agreement, Procept hereby grants to AOI and its Affiliates a sole and exclusive worldwide sublicense in all fields of use to practice under the Patent Rights and to utilize the Know-how, and to make, have made, use, lease and/or sell the Licensed Products and to practice the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided.

      2.2 Right to Grant Sub-sublicenses. Procept grants AOI the right to grant sub-sublicenses to third parties under the sublicense granted hereunder, provided that AOI shall remain bound by the provisions of Article 3.

3. Payments.

      3.1 Royalty. In consideration of the rights granted AOI under this Agreement, AOI shall pay to Procept a royalty of eight percent (8%) of Net Sales of Licensed Products or Licensed Processes by AOI or its Affiliates or sub-sublicensees.

            (a) On sales of Licensed Products by AOI to Affiliates or related parties which are end users of such Licensed Products the value of Net Sales attributed under this Article 3 shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products at or about the time of such transaction.

            (b) No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

            (c) In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from an Affiliate. In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Procept is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

            (d) To the extent that AOI or an Affiliate is required, by order or judgement of any court to obtain any license from a third party in order to practice the rights purported to be granted AOI by Procept hereunder under issued patents in such jurisdiction, then up to fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Procept hereunder, provided that in no event shall the aggregate royalties payable to Procept in any semi-annual period in such jurisdiction be reduced by more than fifty percent (50%) as a result of any deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

      3.2 Sublicense Revenue. AOI shall pay Procept a total of thirty-five percent (35%) of all Sublicense Revenue received by AOI from any sub-sublicensee listed on Exhibit C or any successor thereto. Such payments shall be due and payable within thirty (30) days after AOI receives the relevant payment from the sub-sublicensee.

      3.3 Milestone Payments.

            (a) Payments in Cash. AOI shall pay Procept the following payments upon the achievement by AOI, an Affiliate or sub-sublicensee of each development milestone for each Licensed Product or Licensed Process:

      --------------------------------------------------------------------
                        Milestone                          Payment
                        ---------                          -------
      --------------------------------------------------------------------
      1.  Approval of first IND with a Regulatory              US $75,000
      Agency
      --------------------------------------------------------------------
      2.  Initiation of the first Phase III                   US $150,000
      Clinical Trial for any disease indication in
      the United States
      --------------------------------------------------------------------
      3.  Filing of first NDA with a Regulatory               US $250,000
      Agency
      --------------------------------------------------------------------
      4.  Final approval of an NDA with a                   US $1,500,000
      Regulatory Agency in the United States,
      France, Germany, Italy, the United Kingdom or
      Japan
      --------------------------------------------------------------------

      All payments to be made by AOI to Procept pursuant to this Section 3.3(a) shall be made within thirty (30) days after the achievement of the relevant milestone. Eighty-five percent (85%) of each milestone payment made by AOI to Procept under this Section 3.3(a) shall be credited against or deducted from future royalty, Sublicense Revenue or minimum annual royalty payments otherwise owed or which may in the future be owing by AOI to Procept under Section 3.1,
3.2 or 3.4(b).

            (b) Payments in Equity.

                  (i) Procept has the right, but not the obligation, to fulfill its payment obligations to Penn for the milestones set forth in Sections 4.8.2 and 4.8.5 of the Penn License Agreement through the issuance of common stock of Procept. AOI has the right, but not the obligation, to fulfill a portion of its payment obligation to Procept for each milestone pursuant to Section 3.3(a) above through the issuance of a number of shares of common stock of AOI (the "Common Stock") with a value equal to the cash value of the such payment; provided, however, that in no event shall the cash portion of any such payments be less than the lesser of (a) twenty-five percent (25%) of the amount due and owing and (b) fifty thousand dollars ($50,000), and; provided further that, AOI shall not have the right to fulfill a portion of its payment obligation to Procept for any such milestone payment pursuant to Section 3.3(a) above through the issuance of Common Stock of AOI if Procept, in order to provide payment to Penn for such milestone under the Penn License Agreement through the issuance of common stock of Procept, would be required to issue to Penn common stock of Procept constituting twenty percent (20%) or more of the common stock outstanding prior to such issuance to Penn.

                  (ii) For purposes of calculating the cash value of the Common Stock under this Section 3.3(b), the current market price of the Common Stock shall be deemed to be the average closing price of the Common Stock on the ten
(10) consecutive trading days prior to the date of achievement of any milestone under Section 3.3(a) on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the average per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market price of the Common Stock as determined by an independent third party accounting firm selected by AOI.

                  (iii) All certificates representing the Common Stock and, until such time as the Common Stock is sold in an offering which is registered under the Securities Act or AOI shall have received an opinion of counsel (including counsel for any recipient of stock hereunder) that such registration is not required in connection with a resale (or subsequent resale) of the Common Stock under all applicable laws, regulations and rules, all certificates issued in transfer thereof or substitution therefor, shall, where applicable, have endorsed thereon the following (or substantially equivalent) legends:

                        (1) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AOI RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT UNDER ALL APPLICABLE LAWS, RULES AND REGULATIONS OR IS OTHERWISE IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS.

                        (2) Any legend required to be placed thereon by any applicable state securities law.

                        (3) A legend to the effect that such shares of stock are subject to a Sublicense Agreement that limits the transferability of the shares under certain conditions and applies to any transferee of such shares.

                  (iv) With a view to making available to Procept the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Common Stock to the public without registration, AOI shall use its reasonable efforts to:

                        (1) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times;

                        (2) file with the SEC in a timely manner all reports and other documents required of AOI under the Securities Exchange Act of 1934 (the "Exchange Act"); and

                        (3) so long as Procept owns any unregistered Registrable Securities, furnish to Procept upon any reasonable request a written statement by AOI as to its compliance with Rule 144 under the Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of AOI, and such other reports and documents of AOI as Procept may reasonably request in availing itself of any rule or regulation of the Commission allowing Procept to sell any such securities without registration.

                  (v) If the Common Stock is or becomes tradable pursuant to Rule 144 or a similar exemption from registration then Procept shall have no right to the registration rights described in Section 3.3(b)(vi).

                  (vi) AOI agrees that if, at any time, and from time to time, during the period commencing two (2) years after the Effective Date hereof, or one (1) year after AOI's next public offering of Common Stock registered under the Securities Act of 1933 (the "Act), whichever is later, and ending on the date which is five (5) years from the Effective Date hereof, the Board of Directors of AOI shall authorize the filing of a registration statement under the Act (other than the initial public offering of AOI's Common Stock, or other than a registration statement on Form S-8, Form S-4 or any other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, AOI will, subject to the limitations set forth in Section 3.3(b)(vii) below, (A) promptly notify Procept that such registration statement will be filed and that the Common Stock then held by Procept will be included in such registration statement at Procept's request, (B) cause such registration statement to cover all of such Common Stock issued to Procept requesting inclusion, (C) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (D) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all such Common Stock which has been issued to Procept to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for Procept to effect the proposed sale or other disposition.

                  Procept shall only twice have the right to request inclusion of any of their shares of Common Stock in a registration statement as described above.

                  (vii) Notwithstanding Section 3.3(b)(vi) above, AOI may at any time abandon or delay any registration commenced by AOI. In the event of such an abandonment by AOI, AOI shall not be required to continue registration of shares requested by Procept for inclusion and Procept shall retain the right to request inclusion of shares pursuant to Section 3.3(b)(vi).

                  (viii) The Common Stock will be acquired by Procept and/or its designees for investment purposes only, for an indefinite period of time, for their own account, not as a nominee or agent for any other Entity and not with a view to the sale or distribution of all or any part thereof, and Procept has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock.

                  Procept shall provide to AOI a list of names of individuals and/or entities at least thirty (30) days prior to any sale, grant of participation in or other distribution of any Common Stock by Procept. Any sale, grant of participation in or other distribution of any Common Stock by Procept shall comply in all respects with the Securities Act and the Exchange Act.

                  (ix) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Section 3.3(b), and Procept specifically agrees to cooperate affirmatively with AOI, to the extent reasonably requested by AOI, to enforce the rights of AOI and its successors and assignees.

                  (x) Procept agrees that, in connection with each underwritten public offering registered under the Act of shares of Common Stock or other equity securities of AOI by or on behalf of AOI, it shall not sell, transfer or offer to sell or transfer, any equity securities of AOI for such period (the "Lock-up Period") as the managing underwriter of such offering determines is necessary to effect the underwritten public offering; provided, however, that Procept shall not be subject to a Lock-up Period greater than that required of AOI's officers and directors. Procept further agrees that it will sign an agreement as requested by the managing underwriter of such offering to effect the foregoing.

                  (xi) With respect to any registration statement pursuant to which Procept participates as a selling shareholder, to the extent permitted by law, AOI shall indemnify Procept and each person controlling Procept within the meaning of Section 15 of the Act, with respect to which any registration, qualification or compliance has been effected, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment of supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse Procept, and each person controlling Procept, for legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that AOI will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to AOI by or on behalf of Procept and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided AOI will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of Procept to comply with the covenants and agreements contained in any agreement respecting sales of securities of AOI, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) or in the prospectus subject to completion and term sheet under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of Procept or person controlling Procept, if a copy of the Final Prospectus furnished by AOI to Procept for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

                  (xii) Procept will severally, if the Common Stock held by Procept are included in the securities as to which such registration, qualification or compliance is being effected, indemnify AOI, each of its directors and officers, each underwriter and each person who controls AOI within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse AOI, such directors and officers, each underwriter and each person controlling AOI for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to AOI by or on behalf of Procept and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to Procept and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability.

      3.4 Other Expenses under Penn License Agreement and CRADA. Commencing with the Effective Date of this Agreement, AOI shall assume all financial obligations of Procept under the Penn License Agreement and CRADA including, without limitation, the following:

            (a) Patent Costs. AOI shall upon request provide payment to Procept for all reasonable out-of-pocket expenses which are incurred by Penn in connection with the preparation, filing, prosecution and maintenance of the Patent Rights after the Effective Date of this Agreement and which Procept is obligated to reimburse Penn pursuant to Section 7.1 of the Penn License Agreement. In addition, AOI shall provide payment to Procept in the amount of $85,858.54 for past patent expenses upon the achievement of the milestone of
Section 3.3(a)(4) above, which amount Procept is obligated to pay to Penn pursuant to the Letter Agreement between Procept and Penn dated October 5, 1999.

            AOI shall reimburse Procept for all of Procept's expenses, if any, under Articles 6.4, 6.5 and 6.7 of the CRADA associated with filing and prosecuting patent application(s) claiming Subject Inventions (as defined in the CRADA) which the parties mutually agree to file and prosecute in accordance with
Section 4.1 hereof.

            (b) Minimum Annual Royalty. In the event Procept is obligated to pay the Minimum Annual Royalty to Penn under Section 4.7 of the Penn License Agreement, AOI shall reimburse Procept for all of Procept's expenses under
Section 4.7 of the Penn License Agreement.

            (c) CRADA Drug Requirements. Commencing with the Effective Date of this Agreement, AOI shall reimburse Procept for all costs associated with Procept's obligation to provide to the National Cancer Institute ("NCI"), free of charge, formulated 06BG in sufficient quantities to complete the clinical trials currently ongoing or anticipated or any other studies sponsored by the NCI pursuant to the CRADA and with the materials required to be provided to NCI under Section 3.6 of Appendix C to the CRADA.

            (d) CRADA Research Funding. From and after the Effective Date of this Agreement, AOI shall be obligated to reimburse Procept for the funding provided to the PHS by Procept for the studies conducted under the CRADA in accordance with Appendix B of the CRADA. Upon request from AOI, Procept shall seek the consent of PHS to amend or revise Appendix B of the CRADA as directed by AOI. Unless mutually agreed upon by AOI and Procept, Procept shall not incur additional costs under the CRADA by requesting that PHS perform studies that are not included as part of the Research Plan under the CRADA. In the event of termination of the CRADA, AOI shall be responsible for any payments under Articles 10.3 and 10.5 of the CRADA. Any excess funds returned by PHS to Procept after termination or expiration of the CRADA, to the extent paid by AOI, shall be returned to AOI.

            (e) AOI shall make all payments under this Section 3.4 within thirty
(30) days of invoicing by Procept.

      3.5 No Payment. Notwithstanding anything in this Agreement to the contrary, no payment obligations shall be due with respect to the sale or sub-sublicense covering any Licensed Product or Licensed Process in a country if: (a) there are no issued Patent Rights underlying such Licensed Product in such country; or (b) to the extent that a patent application is pending, there is no claim within such patent application on which a royalty can reasonably be based which has been pending for less than seven (7) years since the initial filing date.

      3.6 Payment by AOI. In the event Procept fails to make a payment due and payable to Penn under the Penn License Agreement and receives notice of such default from Penn under Section 8.2 or 8.3 of the Penn License Agreement, then AOI shall have the right, but not the obligation, to pay directly to Penn the amount due and payable and to seek reimbursement of such amount from Procept or to set-off such amount against any amount AOI owes or may in the future be obligated to pay to Procept.

      3.7 Royalty Reports. Royalties payable to Procept shall be paid quarterly within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement.

      3.8 Payments in US Dollars. All payments due under this Article 3 shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter to which the payment relates. Such payments shall be without deduction of exchange, collection or other charges. Any withholding taxes which AOI, its Affiliates or any sub-sublicensee shall be required to law to withhold on remittance of the royalty payments shall be deduced from such royalty payment to Procept. AOI shall furnish Procept with the original copies of all official receipts for such taxes.

      3.9 Reports and Records. During the term of this Agreement, following the First Commercial Sale, AOI shall deliver to Procept a report containing the following information: (i) all Licensed Products or Licensed Processes used, leased or sold by or for AOI or its Affiliates or sub-sublicensees; (ii) total amounts invoiced for Licensed Product and Licensed Processes used, leased or sold by or for AOI or its Affiliates or sub-sublicensees; (iii) deductions applicable in computed "Net Sales" as defined in Section 1.5 hereof; (iv) total royalties due based on Net

Sales by or for AOI or its Affiliates or sub-sublicensees; (v) names and addresses of sublicensees and Affiliates of AOI; (vi) the amount of Sublicense Revenue received by AOI from any sub-sublicensee listed on Exhibit C, and (vii) on an annual basis, AOI's year-end financial statements.

            AOI shall maintain, and shall cause its sub-sublicensees to maintain, complete and accurate records of (i) Licensed Products or Licensed Processes used, leased or sold and (ii) any royalties payable to Procept, which records shall contain sufficient information to permit Procept to confirm the accuracy of any reports delivered pursuant to this Section 3.9. AOI and its sub-sublicensees shall retain such records relating to a given quarter for at least three (3) years after the conclusion of that quarter, during which time Procept shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of the greater of (i) fifty thousand dollars ($50,000) and (ii) five percent (5%) of royalties payable for any twelve (12) month period, AOI shall bear the full cost of such audit. Procept may exercise its rights under this Section only once every year and only with reasonable prior notice to AOI. Procept agrees that all such records and audits are the confidential information of AOI and Procept shall maintain the confidentiality of such records and audits.

      3.10 Late Payments. Any payments by AOI that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

4. Inventions under the CRADA.

      4.1 Notice to AOI. Procept shall promptly report to AOI any Subject Invention (as defined in the CRADA) and shall discuss with AOI whether to retain IP rights to such Subject Invention and whether to file patent application(s) on such Subject Invention. AOI shall treat any Subject Invention (as defined in the CRADA) as Confidential Information.

      4.2 License to Subject Invention. In the event a Subject Invention (as defined in the CRADA) is solely owned by Procept, Procept hereby agrees that such Subject Invention shall automatically be added to the Patent Rights licensed to AOI under Section 2.1 of this Agreement; provided that AOI shall be responsible for reimbursing Procept for any and all fees paid by Procept to PHS under the CRADA associated with such Subject Invention.

      4.3 Sublicense to Subject Invention. In the event a Subject Invention (as defined in the CRADA) is not solely owned by Procept, Procept shall discuss with AOI whether to exercise its exclusive option to elect an exclusive or nonexclusive commercialization license in accordance with Article 7 of the CRADA. In the event that AOI is interested in obtaining a sublicense to any such Subject Invention (as defined in the CRADA), Procept shall exercise its option under Article 7 of the CRADA and Procept hereby agrees that such Subject Invention shall automatically be added to the Patent Rights licensed to AOI under Section
2.1 of this Agreement; provided that AOI shall be responsible for reimbursing Procept for any and all fees paid by Procept to PHS under the CRADA associated with such Subject Invention.

      4.4 Assignment of CRADA. Procept shall use its reasonable best efforts obtain the written consent of PHS under Section 13.7 of the CRADA to assign the CRADA to AOI.

5. Obligations of AOI.

      5.1 Diligence. AOI shall use its reasonable best efforts to bring Licensed Products or Licensed Processes to market in accordance with Section 3.1 and
Section 6.6 of the Penn License Agreement.

      5.2 Indemnification. AOI agrees to defend, indemnify and hold Penn and Procept harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly (a) out of use by AOI or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by AOI or its transferees of Patent Rights, Licensed Product or Licensed Processes, in each case which are not judicially determined to be the result of Penn's or Procept's negligence or willful misconduct.

      5.3 Insurance. Prior to the First Commercial Sale, AOI shall obtain and maintain products liability insurance covering the risk of claims, liabilities, expenses and judgments for which is has agreed to indemnify Penn and Procept pursuant to Section 5.2 hereof. Coverage shall be in an amount which is not less than one million dollars ($1,000,000) per occurrence.

      5.4 Infringement. Each party shall promptly provide written notice to the other party of any alleged infringement by a third party of the Patent Rights and provide the other party with any available evidence of such infringement. In the event of infringement of, or challenge to, the Patent Rights by a third party, AOI and Procept shall discuss whether Procept should exercise its right under Section 10.2 of the Penn License Agreement to prosecute and/or defend such infringement and/or challenge. In the event AOI requests in writing that Procept proceed with the prosecution and/or defense, Procept shall proceed as directed by AOI and in accordance with the Penn License Agreement, at AOI's expense, and AOI shall retain any recovery that would have been retained by Procept if Procept had brought such suit under the Penn License Agreement. AOI shall indemnify and hold Procept harmless against any costs, expenses or liability that may be found or assessed against Procept in any such suit other than resulting from Procept's negligence or wilful misconduct. AOI may credit up to fifty percent (50%) of any litigation costs incurred by Procept at AOI's request and reimbursed by AOI hereunder in any country pursuant to Article 10 of the Penn License Agreement and up to 50% of all amounts paid in judgement or settlement of litigation pursuant to Article 10 of the Penn License Agreement against royalties thereafter payable to Procept hereunder in such country. If one-half of such litigation costs in such country exceeds 50% of royalties payable to Procept in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgement or settlement in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

6. Representations and Warranties.

      6.1 Representations by Procept. Procept represents that it shall comply with the terms and conditions of the Penn License Agreement including, without limitation, Procept's obligation to provide certain payments to Penn under
Article 4 of the Penn License Agreement and to give Penn notices of sublicenses under Section 2.7.1 of the Penn License Agreement.

      6.2 Warranty Disclaimer. PROCEPT MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, KNOW-HOW OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

7. Termination.

      7.1 Term. Unless terminated sooner in accordance with this Article 7, this Agreement shall terminate on the date of the last to expire Valid Claim contained in the Patent Rights.

      7.2 Termination. This Agreement may be terminated in the following circumstances:

            (a) Material Breach. By either party, upon written notice of any material breach or default by the other party that the breaching party fails to remedy within sixty (60) days after the written notice thereof by the non-breaching party.

            (b) By AOI. By AOI, at its sole discretion, upon ninety (90) days written notice to Procept.

      7.3 Effect of Termination.

            (a) Existing Obligations. Termination of this Agreement for any reason shall not relieve the parties of any obligation that accrued prior to such termination.

            (b) Disposition of Inventory. AOI may, after the effective date of termination and continuing for a period of six (6) months thereafter, sell all completed Licensed Products, as well as any Licensed Products in the process of manufacture at the time of such termination, provided that AOI shall pay to Procept the fees thereon as required by Article 3 of this Agreement and shall submit the reports required by Section 3.9 hereof on the sales of Licensed Product.

            (c) Survival. The provisions of Sections 3.3(b), 3.9, 5.2 and 5.3 and Articles 7, 8 and 9 shall survive any termination or expiration of this Agreement.

            (d) Sub-sublicenses. Upon termination of this Agreement by Procept due to breach or default by AOI, any existing sub-sublicenses of AOI shall be automatically assigned to Procept, and Procept shall be bound by the terms of such sub-sublicenses provided that the sub-sublicensees continue to perform in accordance with their respective sub-sublicense agreements. Notwithstanding the foregoing, Procept's obligations to any such sub-sublicensee shall not be interpreted to extend beyond any obligations to AOI hereunder with respect to the subject matter of the sub-sublicense.

      7.4 Effect of Termination of Penn License Agreement. Section 2.7.4 of the Penn License Agreement provides that, in the event of the termination of the Penn License Agreement for any reason other than termination upon the date of the last to expire claim contained in the Patent Rights, this Agreement shall survive.

8. Confidentiality.

      8.1 Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

      8.2 Obligations. For a period of five (5) years after termination of this Agreement, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; and (ii) use such Confidential Information solely for the purposes of this Agreement.

      8.3 Exceptions. The obligations of the Receiving Party under Section 8.2 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

      8.4 Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

9. Miscellaneous.

      9.1 Notice. Any notice required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

      If to Procept:    Procept, Inc.
                        369 Lexington Avenue, Tenth Floor
                        New York, New York 10017
                        Attn: President
                        Facsimile: (212) 983-2379

      If to AOI:        AOI Pharmaceuticals Inc.
                        730 Fifth Avenue, Ninth Floor
                        New York, NY 10019
                        Attn: Chief Executive Officer
                        Facsimile: (212) 333-8631

      9.2 Notice to Penn and PHS. Promptly after the Effective Date, Procept will provide written notice to Penn under Article 15 of the Penn License Agreement and to PHS under the CRADA requesting that Penn and PHS provide a copy of all notices under Article 15 of the Penn License Agreement and Section 13.8 of the CRADA to AOI. In the event Procept receives a notice from Penn under
Article 15 of the Penn License Agreement or from PHS under Section 13.8 of the CRADA, Procept shall promptly provide a copy of such notice to AOI and shall copy AOI on any response thereto by Procept.

      9.3 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

      9.4 Force Majeure. Neither party will be responsible for delays resulting from acts beyond the control of such party; provided, that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

      9.5 No Agency. Nothing in this Agreement shall be construed as authorization for either party to act as agent or representative of the other party.

      9.6 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party, except AOI and Procept may assign this Agreement without the consent of the other party to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of this Section shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

      9.7 Use of Names. Neither party shall use the name of the other party or its Affiliates in any publicity or advertising without the prior written approval of the other party; provided however that Procept acknowledges and agrees that AOI may use the name of Procept in various documents used by AOI for capital raising and financing without such written consent but only to the extent that such use of name may be reasonably required by law.

      9.8 Dispute Resolution. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. Such representatives shall schedule a date for a mediation hearing with a mutually agreeable mediator in New York, New York on a date not later than ten (10) business days after the date of such notice of dispute, or if no dates are available in such period, then the first available date thereafter. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then either party may refer the dispute for final and binding resolution by arbitration to be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered in such arbitration proceeding may be entered in, and enforced by, any court of competent jurisdiction.

      9.9 Export Controls. AOI acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. government or written assurances by AOI that it shall not export such items to certain foreign countries without the prior approval of such agency. Procept neither represents that a license shall not be required nor that, if required, it shall be issued.

      9.10 Amendments. Any amendment of this Agreement shall be effective only if in writing and signed by both parties.

      9.11 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

      9.12 Waiver. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

      9.13 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AOI PHARMACEUTICALS, INC.                     PROCEPT, INC.



By: /s/  Michael S. Weiss                     By: /s/  John F. Dee
    -----------------------------------------     ------------------------------

Name: Michael S. Weiss                        Name: John F. Dee
      ---------------------------------------       ----------------------------

Title: Chairman and Chief Executive Officer   Title: Vice Chairman
       --------------------------------------        ---------------------------

                                    Exhibit A
                             Penn License Agreement

                                    Exhibit B
                                      CRADA

                                    Exhibit C
                        List of Certain Sub-sublicensees


1.    Cyclacel Limited
2.    Therapeutic Developments Limited (TDL)
3.    British Biotech Pharmaceuticals Limited